Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG FOURTH QUARTER RESULTS

- Net Revenue Increases 7.6%, Net Loss Improves Significantly,
and Adjusted EBITDA Rises 108% from the Prior-Year Period

- "Christmas Casino & Inn by Bronco Billy’s" Concept Opened on November 1 in Cripple Creek, Colorado;
Ferry Operations at Rising Star Casino Resort Began on September 29

- Company Prepares to Break Ground on Major Expansion in Cripple Creek, Colorado and
Continues to Pursue Potential Growth Projects in Terre Haute, Indiana and Clovis, New Mexico

LAS VEGAS, Feb. 26, 2019 -- Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter ending December 31, 2018.

On a consolidated basis, net revenues in the fourth quarter of 2018 increased 7.6% to $40.7 million from $37.8 million in the prior-year period.  Net loss for the fourth quarter of 2018 improved to a loss of $1.0 million, or $(0.07) per diluted common share, from a loss of $3.7 million, or $(0.16) per diluted common share, in the fourth quarter of 2017.  Adjusted EBITDA(a) in the 2018 fourth quarter rose 108% to $3.8 million, reflecting the continued ramp-up of new growth projects and new marketing initiatives. Adjusted EBITDA for the fourth quarter of 2017 was $1.8 million, reflecting the effects of adverse weather. The weather in the recent quarter, on average across properties, was relatively normal for this off-season period.

For the full year, net revenues rose 1.6% to $163.9 million from $161.3 million. Net loss improved to a loss of $4.4 million, or $(0.23) per diluted common share, and includes a $2.7 million charge related to the refinancing of the Company’s debt in February 2018. Because of the Company's relatively large depreciation and other non-cash charges, it generally produces positive cash flows from operations in periods where it has net losses. For 2017, net loss was $5.0 million, or $(0.22) per diluted common share. Both periods also reflect non-cash adjustments to the fair value of the Company’s outstanding warrants. Adjusted EBITDA for 2018 rose to $17.7 million, a 7.2% increase from $16.5 million in the prior-year period. In addition to the items mentioned above, financial results for the full year reflect operating improvements at Silver Slipper and Rising Star, partially offset by adverse weather in early 2018.

"We ended 2018 with a very strong performance in the fourth quarter," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "A year ago, adverse weather significantly affected our properties in the fourth quarter of 2017 and the first quarter of 2018. While enduring those weather events, our management teams focused on new ways to improve operating efficiencies and contain costs, beginning first at Silver Slipper. Those efforts, combined with the continued ramp-up of new amenities, helped drive new property records in 2018. Silver Slipper, for example, had the best fourth quarter in its history.

"This operating strength should continue in 2019 through the launch of additional operating initiatives. These efforts span all departments and all properties.

"We also remain focused on our growth pipeline," continued Mr. Lee. "On November 1, we unveiled the new Christmas Casino & Inn in Cripple Creek, Colorado, a part of the Phase One expansion of our Bronco Billy's complex. We are excited by the initial response to the Christmas Casino and, more than ever, are excited for our longer-term plans for the market. We intend to break ground on the parking garage within the next few weeks, which is the next phase of this large project."

Fourth Quarter 2018 Highlights and Subsequent Events

•
For the fourth quarter of 2018, net revenues at Silver Slipper Casino and Hotel rose 20.2% to $17.5 million and Adjusted Property EBITDA climbed 73.7% to $3.0 million.  Silver Slipper continued to benefit in the quarter from new marketing initiatives and the opening of its newest amenities, including the Oyster Bar in mid-2017 and a new sports betting area in August 2018. Additionally, the fourth quarter of 2017 was adversely impacted by severe cold in the area, as well as the temporary closure of the casino due to the passage of Hurricane Nate. For the year, Silver

Slipper also showed significant growth, with net revenues increasing 8.3% to $69.4 million and Adjusted Property EBITDA rising 13.0% to $12.1 million. In addition to the improvements mentioned above, Silver Slipper benefited from the mid-2017 addition of the Silver Slipper Beach Club and a focus on cost management. The casino is scheduled to be remodeled in the second quarter of 2019, its first significant renovation since it opened in 2006.

•
At Rising Star Casino Resort, net revenues of $12.0 million for the fourth quarter of 2018 compare to $12.3 million in the prior-year period.  Adjusted Property EBITDA improved significantly, despite the revenue decline, to $0.7 million from near zero in the fourth quarter of 2017, reflecting management changes, a focus on cost controls, and improved weather.  For the full-year period, Rising Star's Adjusted Property EBITDA improved 4.8% to $2.8 million from $2.7 million, despite a small decline in revenues. The full-year results reflect adverse weather in the first quarter of 2018, including a brief closure related to elevated river levels. This was offset, in part, by the Rising Star RV Park, which opened in August 2017, and our new ferry service between Rising Star and Boone County, Kentucky, which began operations in September 2018.

•
In late-September 2018, the Company began its new ferry service at Rising Star, which provides service for up to ten vehicles per trip, with an estimated four round-trips per hour, between Boone County, Kentucky, and Rising Sun, Indiana.  Through the use of our new ferry service, Rising Star is now the closest casino to many residents of Boone County, which is being emphasized in the casino's marketing. The Rising Star ferry webcam can be accessed at www.RisingStarCasino.com.

•
At Bronco Billy's Casino and Hotel, net revenues increased 4.8% to $6.4 million in the fourth quarter of 2018.  Adjusted Property EBITDA of $0.5 million for the fourth quarter of 2018 reflects adverse weather that affected the New Year's holiday weekend. For the fourth quarter of 2017, Adjusted Property EBITDA was $0.7 million. For the full year, net revenues rose 2.7% to $26.9 million. Adjusted Property EBITDA of $3.9 million in 2018 compares to $4.8 million in the prior-year period. The Company is now making certain operating modifications to improve results in 2019 as it builds its new parking garage and prepares to build its planned hotel and casino improvements.

•
On November 1, 2018, we opened the new Christmas Casino & Inn by Bronco Billy’s. Located near the existing Bronco Billy’s complex in Cripple Creek, the Christmas Casino & Inn consists of the Company-owned Imperial Hotel and the newly-leased Imperial Casino, both of which were renamed and rebranded with a year-round Christmas theme. The new Christmas Casino represents the first new gaming product in Cripple Creek in more than 10 years and includes a 17-foot rotating Christmas pyramid custom-built in Germany, a 15-foot Christmas tree trimmed with more than 800 ornaments, nearly a quarter mile of garland throughout the casino, a cuckoo-clock wall, a unique fiber optic ceiling which simulates shooting stars in the night sky, numerous nine-foot-tall nutcracker soldiers, and other festive design elements.  Unlike the Christmas Casino in Indiana, the Company's Christmas Casino & Inn in Colorado will retain that theme on a year-round basis. For photos and additional details on the Christmas Casino & Inn, please visit www.ChristmasCasinoAndInn.com.

•
Also, as previously noted, the Company continues to develop its plans for a significant expansion at Bronco Billy's, including a new luxury hotel tower, spa, parking garage, convention and entertainment center, and high-end restaurant.  This expansion will integrate seamlessly with the existing Bronco Billy’s casino, part of which will be expanded and improved.  In mid-2018, the Company received final approvals from the Cripple Creek City Council, including approval of a development agreement related to the expansion.  In October 2018, the Company was granted its motion to dismiss a competitor's lawsuit related to the project. Accordingly, the Company is finalizing its construction plans for the parking garage, with completion expected near the end of 2019.  We anticipate that construction of Phase Two, consisting of a new four-star hotel, spa, and convention and entertainment space, as well as an expansion and renovation of the casino, will begin once we complete Phase One's parking garage, as much of today's surface parking lots will be utilized in the expanded Bronco Billy's facility.  We expect completion of the entire project in 2021, contingent upon receipt of financing on acceptable terms, among other contingencies. For renderings of the proposed expansion, as well as a presentation discussing the Company's analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos.  Combined, Northern Nevada's net revenues were $4.9 million for the fourth quarter of both 2018 and 2017.  Adjusted Property EBITDA grew 113.9% to $0.8 million from $0.4 million for the same periods, respectively.  The Northern Nevada segment benefited from a normal ski season at Grand Lodge, which relies on visitation to the area's ski resorts over the winter months. The ski season in the prior-year period had much less snow than normal. For the year, net revenues declined to $19.6 million from $21.2 million, principally due to the effect of the new revenue recognition accounting standard on Grand Lodge's financial statements, where third-party payments for hotel guestrooms, food, and beverages are now classified as offsets to casino revenue instead of as expense items. Adjusted Property EBITDA rose 21.0% for the year to $3.4 million from $2.8 million, reflecting the completion of a significant renovation of Grand Lodge Casino in mid-2017, as well as exterior improvements and improved parking access at Stockman’s Casino.

•
In Indiana, the Company continues to explore opportunities to develop a new casino in Terre Haute, Indiana. The state legislature is currently considering several changes in casino legislation, including legalization of a possible casino in Terre Haute. Should such a bill become law, we intend to compete with all interested operators to present the best proposal for Terre Haute and for Indiana. There is no certainty that any casino legislation will pass or, if so, that it will allow competition on fair terms for such an opportunity.

•
In 2018, the New Mexico Racing Commission announced a competitive process regarding the issuance of the state's sixth racing license.  In accordance with that process, the Company formally presented its racetrack casino proposal -- La Posada del Llano -- to the Commission in October and November of 2018.  The Racing Commission commissioned an independent study that was released publicly and concluded that the Full House proposal was superior to the other four proposals in most respects. In December 2018, another company competing for the license filed an injunction against the Commission making a decision. Due to this outstanding litigation, it is unknown as to when a decision will be made regarding the issuance of the racetrack license. If selected by the Commission, La Posada is expected to include a racetrack featuring a unique "Moving Grandstand," an 18-hole championship golf course, a casino with up to 750 slot machines, and a 300-guestroom hotel, among other items. For renderings and additional details on our proposal, please visit www.LaPosadaNewMexico.com.

•
The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of December 31, 2018, the Company had $20.6 million in cash and $99.0 million in outstanding senior secured notes.

Conference Call Information
The Company will host a conference call for investors today, February 26, 2019, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2018 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 220-8474 or, for international callers, (323) 794-2591.

A replay of the conference call will be available shortly after the conclusion of the call through March 12, 2019. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 2095369.

(a) Reconciliation of Non-GAAP Financial Measure
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, preopening expenses, project development and acquisition costs, and non-cash share-based compensation expense. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing our senior secured notes) is also used to determine compliance with certain covenants.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606")
In accordance with GAAP, on January 1, 2018, the Company adopted the new revenue recognition accounting standard under the "modified retrospective" approach, which impacts the comparability of certain items between the 2018 and 2017 periods. The accounting changes have little effect on net revenues, Adjusted EBITDA, operating income, or net income. However, those changes substantially affect the characterization of revenue items leading to net revenues, as well as the treatment of certain departmental expenses. In accordance with the "modified retrospective" approach, figures for the 2018 periods are presented under the new standard, while figures for the 2017 periods are presented without adjustment. As a result, comparisons of departmental items in our financial statements between periods in 2018 and 2017, such as "casino revenues" and "casino expenses," are not meaningful, as much of the change is caused by the new accounting standard. To facilitate comparisons with the 2017 periods, we have provided a supplemental table showing affected items without the adoption of the new revenue recognition standard.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues
Casino (1)	$27,944	$33,793	$114,313	$144,495
Food and beverage (1)	8,965	7,712	35,058	32,471
Hotel (1)	2,416	2,139	9,864	8,863
Other operations	1,365	1,194	4,641	4,444
Gross revenues	40,690	44,838	163,876	190,273
Less promotional allowances (1)	—	(7,038)	—	(29,006)
Net revenues	40,690	37,800	163,876	161,267
Operating costs and expenses
Casino (1)	11,452	18,749	45,752	76,305
Food and beverage (1)	9,435	2,931	38,619	12,528
Hotel (1)	2,511	258	10,358	1,084
Other operations (1)	1,128	590	3,434	1,923
Selling, general and administrative (1)	12,501	13,583	48,694	53,485
Preopening costs	134	—	274	—
Project development and acquisition costs	286	46	843	284
Depreciation and amortization	2,097	2,173	8,397	8,602
Loss (gain) on disposal of assets, net	—	—	79	(1)
	39,544	38,330	156,450	154,210
Operating income (loss)	1,146	(530)	7,426	7,057
Other (expense) income, net
Interest expense, net of amounts capitalized	(2,787)	(2,755)	(10,306)	(10,856)
Loss on extinguishment of debt	—	—	(2,673)	—
Adjustment to fair value of warrants	785	(1,107)	1,671	(1,379)
Other	(13)	—	(13)	—
	(2,015)	(3,862)	(11,321)	(12,235)
Loss before income taxes	(869)	(4,392)	(3,895)	(5,178)
Income tax expense (benefit)	120	(702)	476	(150)
Net loss	$(989)	$(3,690)	$(4,371)	$(5,028)
Basic loss per share	$(0.04)	$(0.16)	$(0.17)	$(0.22)
Diluted loss per share	$(0.07)	$(0.16)	$(0.23)	$(0.22)
Basic weighted average number of common shares outstanding	26,932	22,899	26,012	22,883
Diluted weighted average number of common shares outstanding	27,271	22,899	26,461	22,883

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method, which impacts the comparability of these line items. See the following page of this release for further details.

Full House Resorts, Inc.
Supplemental Information
Fourth Quarter 2018 Impact of Adoption of New Revenue Recognition Standard
(In Thousands, Unaudited)

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017 As Reported
	As Reported	Balances without Adoption of ASC 606	Effect of Change Higher/(Lower)
Statement of Operations
Revenues
Casino (1)(2)	$27,944	$36,303	$(8,359)	$33,793
Food and beverage (1)(2)	8,965	8,730	235	7,712
Hotel (1)(2)	2,416	2,215	201	2,139
Promotional allowances (1)(2)	—	(7,921)	7,921	(7,038)

Costs and expenses
Casino (1)(3)	11,452	18,728	(7,276)	18,749
Food and beverage (3)	9,435	2,827	6,608	2,931
Hotel (3)	2,511	402	2,109	258
Other operations (3)	1,128	707	421	590
Selling, general and administrative (3)	12,501	14,367	(1,866)	13,583
Operating income (loss)	1,146	1,144	2	(530)
Loss before income taxes	(869)	(871)	2	(4,392)
Net loss	(989)	(991)	2	(3,690)

	Year Ended December 31, 2018			Year Ended December 31, 2017 As Reported
	As Reported	Balances without Adoption of ASC 606	Effect of Change Higher/(Lower)
Statement of Operations
Revenues
Casino (1)(2)	$114,313	$147,366	$(33,053)	$144,495
Food and beverage (1)(2)	35,058	34,607	451	32,471
Hotel (1)(2)	9,864	9,043	821	8,863
Promotional allowances (1)(2)	—	(30,889)	30,889	(29,006)

Costs and expenses
Casino (1)(3)	45,752	75,912	(30,160)	76,305
Food and beverage (3)	38,619	12,354	26,265	12,528
Hotel (3)	10,358	1,383	8,975	1,084
Other operations (3)	3,434	1,994	1,440	1,923
Selling, general and administrative (3)	48,694	56,085	(7,391)	53,485
Operating income	7,426	7,447	(21)	7,057
Loss before income taxes	(3,895)	(3,874)	(21)	(5,178)
Net loss	(4,371)	(4,350)	(21)	(5,028)

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method. ASC 606 changed the accounting for loyalty points earned by and communicated to customers through the loyalty program. Previously, the estimated liability for unredeemed points was accrued based on the estimated value of the service or merchandise to be provided, adjusted for the fact that many of such points are never redeemed (i.e. the estimated "breakage") and, in some cases, price adjustments provided to customers redeeming points. The accrual for the liability was created with an offset to the casino department. When the points were redeemed, the accrual was reduced and the casino department was offset by a like amount. The department providing the goods or service also recorded the revenues, which were then offset by "promotional allowances."

Under ASC 606, the reserve amount is based on the retail value of the goods and services that might be received through redemption of the points, adjusted for breakage and other factors, and the Company establishes the relevant reserve through a reduction in casino revenues. When the points are redeemed, the reserve is reduced and the relevant department is credited with the retail value of the goods or services provided. It is not added back to casino revenues and no promotional allowance is created.

(2)
ASC 606 also changed the accounting for revenues. The Company historically reported revenue for goods and services provided free to gaming customers as gross revenue for the relevant department. Such amounts were then aggregated as "promotional allowances," a contra-revenue account that was then subtracted to arrive at net revenues. Under ASC 606, the Company now records the value of such complimentaries as a reduction to gaming revenues, rather than an offset against total gross revenues.

(3)
The cost of providing complimentaries is no longer reclassified from the department that provides the complimentaries to the casino department. The expenses of each department remain in that department.

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Revenues
Silver Slipper Casino and Hotel	$17,462	$14,526	$69,350	$64,046
Rising Star Casino Resort	11,983	12,254	47,966	49,751
Bronco Billy's Casino and Hotel	6,374	6,081	26,931	26,222
Northern Nevada Casinos	4,871	4,939	19,629	21,248
	$40,690	$37,800	$163,876	$161,267

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,988	$1,720	$12,126	$10,733
Rising Star Casino Resort	706	7	2,806	2,678
Bronco Billy's Casino and Hotel	495	667	3,919	4,758
Northern Nevada Casinos	849	397	3,375	2,789
Adjusted Property EBITDA	5,038	2,791	22,226	20,958
Corporate	(1,264)	(974)	(4,575)	(4,491)
Adjusted EBITDA	$3,774	$1,817	$17,651	$16,467

Depreciation and amortization	(2,097)	(2,173)	(8,397)	(8,602)
Preopening costs	(134)	—	(274)	—
Project development and acquisition costs	(286)	(46)	(843)	(284)
Gain (loss) on asset disposals, net	—	—	(79)	1
Share-based compensation	(111)	(128)	(632)	(525)
Operating income (loss)	1,146	(530)	7,426	7,057
Other (expense) income
Interest expense, net of amounts capitalized	(2,787)	(2,755)	(10,306)	(10,856)
Loss on extinguishment of debt	—	—	(2,673)	—
Adjustment to fair value of warrants	785	(1,107)	1,671	(1,379)
Other	(13)	—	(13)	—
	(2,015)	(3,862)	(11,321)	(12,235)
Loss before income taxes	(869)	(4,392)	(3,895)	(5,178)
Income tax (expense) benefit	(120)	702	(476)	150
Net loss	$(989)	$(3,690)	$(4,371)	$(5,028)

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects; our beliefs regarding the impact of our recent renovations and improvements on our results of operations; our expectations for future operational improvements; our expectations regarding our new ferry boat service; our ability to make significant progress on our longer-term growth plans; our expectations regarding our Bronco Billy's expansion project, including timing for completion of the entire project and for commencement and completion of the project phases; our expectations for the Christmas Casino & Inn; our expectations regarding our proposal for a racetrack casino license in New Mexico, including timing for a decision by the New Mexico Racing Commission; and our expectations regarding our proposal for a new casino in Terre Haute, Indiana, including the related legislation. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the Company’s success in obtaining the state of New Mexico's sixth racing license; the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion); the potential increase in Full House's indebtedness due to the expansion of Bronco Billy’s; construction risks; legislative risks; dependence on existing management; competition; uncertainties over the development and success of our acquisition and expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; the Christmas Casino & Inn in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page are not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com